Exhibit 10.20

Exhibit A (initial licensed technologies and related technical descriptions) has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of the omitted schedule to the Securities and Exchange Commission upon request. The location of the omitted information is identified by [***].

EXCLUSIVE LICENSE AGREEMENT

Between

Lakes Environmental USA Inc and EigenQ Inc.

This Exclusive License Agreement (the “Agreement”) is made and entered into as of 25 February 2025, by and between:

1. Lakes Environmental USA Inc, a corporation organized and existing under the laws of the state of Texas, having its principal place of business at 539 W Commerce Street, Suite 5490, Dallas, TX 75208 (“Licensor” or “Lakes”); and

2. EigenQ Inc, a Delaware corporation, with its principal place of business at 9175 Guilford Rd, Ste 300, Columbia, MD 21046, USA (“Licensee” or “EigenQ”).

WHEREAS, Licensor owns and controls certain intellectual property, including but not limited to Post-Quantum Cryptography (PQC), Quantum Random Number Generators (QRNG), Quantum Information Processing, Quantum Computing, Quantum Sensing, Quantum AI, Quantum Networks, collectively referred to as the “Licensed Technology”;

WHEREAS, Licensee seeks to obtain an exclusive, perpetual, irrevocable license to develop, commercialize, sublicense, and distribute the Licensed Technology within the United States and global markets (excluding Canada), subject to the terms and conditions set forth in this Agreement;

WHEREAS, Licensor desires to grant Licensee such rights in exchange for consideration in the form of equity warrants totaling $420M, payable in five (5) equal installments over

15 years, under the terms outlined in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1 Definitions

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

Licensed Technology: “Licensed Technology” includes, but is not limited to, the intellectual property identified in Exhibit A, which lists the initial technologies covered under this Agreement. However, the scope of this Agreement is not limited to Exhibit A; it also extends to any and all future inventions, improvements, modifications, or developments made by Licensor that fall within the fields of Post-Quantum Cryptography (PQC), Quantum Random Number Generators (QRNG), Quantum Information Processing, Quantum Computing, Quantum Sensing, Quantum AI, Quantum Networks during the term of this Agreement. Any new technology developed by Licensor in these fields shall be automatically included under the scope of this Agreement, without requiring additional amendments, subject to the same rights, obligations, and restrictions outlined herein.

Territory: “Territory” means the United States of America and any other jurisdictions where Licensee is authorized to market, distribute, sublicense, and commercialize the Licensed Technology, excluding Canada, where Licensor retains all rights.

Effective Date: “Effective Date” means February 25, 2025, which is the date upon which this Agreement is fully executed by both Parties and becomes legally binding.

Net Sales: “Net Sales” means the gross revenue received by Licensee from the sale, sublicense, or other commercial exploitation of products and services incorporating the Licensed Technology, less the following deductions:

(i) Reasonable and customary trade, quantity, or cash discounts actually granted;

(ii) Credits, refunds, allowances, and chargebacks for returned or defective goods;

(iii) Sales, use, value-added, and other direct taxes applied to sales;

(iv) Actual shipping and insurance costs separately invoiced;

(v) Bad debts up to an agreed-upon threshold.

Warrants: “Warrants” means the non-transferable, non-cash redeemable equity instruments issued by Licensee to Licensor as consideration for the exclusive rights granted under this Agreement. These Warrants shall have a total valuation of $420 million, payable in five equal installments of $84 million every three (3) years over a 15-year period, commencing in 2028. The Warrants shall be classified as equity instruments in accordance with GAAP (ASC 480 & ASC 815-40) and IFRS (IAS 32).

2 Grant of License

2.1 Scope of License

Licensor hereby grants to Licensee, and Licensee accepts, a perpetual, exclusive, irrevocable license to use, commercialize, sublicense, and further develop the Licensed Technology for all permitted uses, subject to the terms and conditions of this Agreement. This license includes the right to manufacture, sell, distribute, sublicense, and otherwise exploit products and services incorporating the Licensed Technology.

2.2 Field of Use & Geographic Limitations

(a) The Licensee may use the Licensed Technology exclusively within the fields of Post-Quantum Cryptography (PQC), Quantum Random Number Generators (QRNG), Quantum Information Processing, Quantum Computing, Quantum Sensing, Quantum AI, Quantum Networks, including but not limited to:

(i) Cybersecurity & Data Encryption

(ii) National Security, Intelligence & Defense Applications

(iii) Enterprise & Commercial Security Solutions

(iv) Governmental & Public Sector Cryptographic Solutions

(v) Financial and Healthcare Data Protection

(b) The License is granted exclusively for the United States of America and its territories. Licensee shall have the right to market, distribute, sublicense, and otherwise commercialize the Licensed Technology within this geographic region.

(c) Licensor retains the right to use, develop, and commercialize the Licensed Technology in any other territory not explicitly granted under this Agreement, including Canada and any other jurisdiction where Licensor holds rights.

2.3 Sublicensing Rights

(a) Licensee shall have the right to grant sublicenses to third parties for the Licensed Technology, provided that:

(i) All sublicenses are consistent with the terms of this Agreement.

(ii) Licensee ensures that sublicensees comply with all obligations, including confidentiality, non-transferability, and exclusivity provisions.

(iii) Licensee remains responsible for sublicensee compliance.

(b) Licensee shall provide Licensor with an annual report detailing all sublicenses granted, including revenue generated from sublicensed technology.

(c) Any sublicensing of the Licensed Technology to a foreign government or entity operating within a restricted jurisdiction must receive prior written approval from Licensor to ensure compliance with applicable export control laws and regulations.

3 Consideration & Payment Terms

3.1 Total License Fee

As consideration for the exclusive, perpetual license granted herein, Licensee shall compensate Licensor with an aggregate payment of Four Hundred Twenty Million United States Dollars ($420,000,000.00) in the form of equity warrants in Licensee.

3.2 Payment Schedule

The total consideration shall be paid in five (5) equal installments of Eighty-Four Million United States Dollars ($84,000,000.00) each, issued every three (3) years over a period of fifteen (15) years, in accordance with the following schedule:

Installment	Payment Amount (USD)	Payment Method	Payment Due Date
1st Payment	$84,000,000	Equity Warrants	January 1, 2028
2nd Payment	$84,000,000	Equity Warrants	January 1, 2031
3rd Payment	$84,000,000	Equity Warrants	January 1, 2034
4th Payment	$84,000,000	Equity Warrants	January 1, 2037
5th Payment	$84,000,000	Equity Warrants	January 1, 2040

Each installment shall be considered fully earned and non-refundable upon issuance, regardless of whether the Licensee elects to commercialize the Licensed Technology.

3.3 Structure of Warrants Issued

(a) Non-Cash Consideration: The payments shall be made exclusively in non-cash equity warrants that grant Licensor the right to purchase shares in Licensee at a predetermined price.

(b) Warrant Terms:

(i) Each installment shall consist of non-transferable, non-cash redeemable equity warrants that meet the criteria for equity classification under U.S. GAAP (ASC 480 & ASC 815-40) and IFRS (IAS 32).

(ii) The warrants shall be exercisable upon the earlier of (i) Licensee’s liquidity event, such as an IPO, acquisition, or merger, or (ii) at any time following the final warrant issuance date (January 1, 2040).

(iii) The exercise price of the warrants shall be fixed at the fair market value (FMV) of Licensee’s shares as of the grant date, with no additional consideration required from Licensor.

(c) Restrictions on Transferability:

(i) The warrants shall be non-transferable and may not be sold, assigned, pledged, or otherwise disposed of without Licensee’s prior written consent.

(ii) The warrants may only be exercised by Licensor or its successors, subject to applicable securities laws.

(d) Book Value & Financial Reporting:

(i) Licensee shall record the fair value of the warrants as an intangible asset and reflect them in its financial statements in compliance with U.S. GAAP (ASC 820, ASC 480) and IFRS (IFRS 13, IAS 32).

(ii) The warrants shall be disclosed in Licensee’s financial statements as contingent consideration and recognized only upon exercise or a triggering liquidity event.

(e) Acceleration Clause:

In the event of a corporate restructuring, acquisition, or IPO, Licensee may opt to accelerate any outstanding payments, subject to mutual agreement between the parties.

4 Intellectual Property Rights & Ownership

4.1 Licensor Retains Ownership of Patents & Trade Secrets

(a) Ownership: Licensor (Lakes Environmental USA Inc) shall retain all right, title, and interest in and to the Licensed Technology, including but not limited to all existing and future patents, trade secrets, proprietary methodologies, algorithms, and technical documentation related to Post-Quantum Cryptography (PQC), Quantum Random Number Generators (QRNG), Quantum Information Processing, Quantum Computing, Quantum Sensing, Quantum AI, Quantum Networks.

(b) No Transfer of Ownership: Nothing in this Agreement shall be construed as a transfer or assignment of ownership of any patents, copyrights, trademarks, or other intellectual property rights from Licensor to Licensee.

(c) Protection & Enforcement:

(i) Licensor shall be responsible for maintaining, protecting, and enforcing its intellectual property rights, including the filing and prosecution of patents.

(ii) Licensee shall provide reasonable assistance, at Licensor’s expense, in any efforts to defend or enforce the Licensed Technology against infringement or unauthorized use by third parties.

4.2 Licensee Gains Commercialization & Development Rights

(a) Commercialization Rights: Licensee (EigenQ Inc.) is granted the exclusive right to use, market, distribute, manufacture, and commercialize products and services incorporating the Licensed Technology within the permitted Territory and Field of Use.

(b) Development Rights: Licensee shall have the right to modify, enhance, integrate, or otherwise develop derivative works based on the Licensed Technology, subject to the provisions of Section 4.3.

(c) Use of Licensor’s Name & Branding:

(i) Licensee shall not use Licensor’s name, logos, trademarks, or branding without prior written approval.

(ii) Any co-branding efforts shall be subject to a separate branding agreement or mutual written consent.

4.3 Rights to Modifications & Improvements

(a) Ownership of Improvements:

(i) Licensor retains ownership of any modifications, updates, or improvements made to the Licensed Technology by either party.

(ii) Licensee shall have the right to use, commercialize, and sublicense any modifications or improvements it develops without additional royalties or fees, provided they remain within the scope of the Licensed Technology.

(b) Joint Development:

If both parties collaborate on enhancements or innovations based on the Licensed Technology, ownership and rights to such joint developments shall be negotiated in good faith and documented in a separate agreement.

(c) Third-Party Licensing Restrictions:

Licensee shall not sublicense or transfer modifications or improvements to any third party without Licensor’s prior written consent, except as permitted under Section 2 (Sublicensing Rights).

5 License Term & Termination

5.1 Perpetual License Term

The license granted under this Agreement is perpetual, exclusive, and irrevocable, ensuring that EigenQ Inc. (Licensee) retains full commercialization, development, and sublicensing rights to the Post-Quantum Cryptography (PQC), Quantum Random Number Generators (QRNG), Quantum Information Processing, Quantum Computing, Quantum Sensing, Quantum AI, Quantum Networks technologies licensed from Lakes Environmental USA Inc (Licensor). This Agreement remains in effect indefinitely, unless terminated under the conditions outlined in Section 5.2.

5.2 Termination for Breach, Insolvency, or Force Majeure

This Agreement may only be terminated under the following conditions:

a) Material Breach: If either party materially breaches any obligation under this Agreement, and such breach remains uncured for 90 days following written notice, the non-breaching party may terminate the Agreement.

b) Insolvency or Bankruptcy: If either party declares bankruptcy, enters liquidation, or becomes insolvent, the non-insolvent party may, at its discretion, terminate the Agreement immediately upon written notice.

c) Force Majeure Events: If an unforeseeable event (e.g., natural disaster, war, government regulation, or other force majeure) prevents performance under this Agreement for a period exceeding 180 days, either party may terminate the Agreement with written notice.

5.3 Effect of Termination

Upon termination of this Agreement, the following provisions shall apply:

1. License Reversion: All rights granted to EigenQ Inc. shall revert to Lakes Environmental USA Inc, including sublicensing rights, commercialization, and development rights for the licensed technologies.

2. Payment Obligations: Any unpaid amounts due prior to termination shall remain payable, and Lakes Environmental USA Inc shall retain the right to claim any outstanding equity warrants due before termination.

3. Sublicensing Continuation: If the Licensee has sublicensed the technology to third parties, those sublicenses shall not be affected, provided the sublicensee continues to meet its obligations.

4. Survival of Confidentiality & IP Protection: Sections related to confidentiality, indemnification, liability, and dispute resolution shall survive termination for a period of five (5) years.

5.4 No Refunds or Reimbursement

Upon termination for breach or insolvency, no refunds or reimbursements of prior payments (including equity warrants) shall be granted. Both parties acknowledge that the licensing consideration is based on a long-term strategic commitment and is not subject to clawback under any circumstances.

6 Confidentiality & Non-Disclosure

6.1 Obligations of Both Parties

Each party acknowledges that during the term of this Agreement, it may receive confidential or proprietary information from the other party, including but not limited to technical data, trade secrets, financial information, business strategies, product roadmaps, customer lists, and proprietary research related to Post-Quantum Cryptography (PQC), Quantum Random Number Generators (QRNG), Quantum Information Processing, Quantum Computing, Quantum Sensing, Quantum AI, Quantum Networks.

Both Lakes Environmental USA Inc (Licensor) and EigenQ Inc. (Licensee) agree to:

1. Maintain Strict Confidentiality – Protect all confidential information from unauthorized disclosure using the same level of care as they would for their own confidential information, but no less than a reasonable standard of care.

2. Restrict Use to Purpose of Agreement – Use the confidential information only for the purpose of fulfilling obligations under this License Agreement and not for any competitive or unauthorized use.

3. Limit Access – Disclose confidential information only to employees, consultants, legal advisors, and contractors who have a need to know and are bound by written confidentiality agreements.

4. Return or Destroy Confidential Materials – Upon termination or expiration of this Agreement, the receiving party shall, at the disclosing party’s request, either return or destroy all confidential materials within 30 days and certify such destruction in writing.

6.2 Exceptions for Regulatory Disclosures

The obligations of confidentiality shall not apply to information that:

1. Was already known to the receiving party prior to disclosure, as evidenced by written records.

2. Becomes publicly available through no breach of confidentiality obligations by the receiving party.

3. Is lawfully obtained from a third party without restriction.

4. Is independently developed by the receiving party without reference to the disclosed information.

5. Is required to be disclosed by applicable laws, regulations, court orders, or regulatory authorities, provided that the receiving party:

a) Provides prior written notice to the disclosing party to allow for protective measures.

b) Limits disclosure to only what is legally required.

c) Cooperates in any reasonable efforts to protect confidentiality.

6.3 Duration of Confidentiality Obligations

The confidentiality obligations under this Agreement shall remain in effect for five (5) years from the date of disclosure, even after termination or expiration of this Agreement. However, trade secrets and proprietary algorithms shall be protected indefinitely until they enter the public domain through no fault of the receiving party.

7 Representations, Warranties & Indemnification

7.1 Mutual Representations & Compliance with Laws

Each party represents and warrants that:

1. Corporate Authority – It is duly organized, validly existing, and in good standing under the laws of its jurisdiction.

2. Legal Capacity – It has full legal capacity, right, and authority to enter into this Agreement and perform its obligations.

3. Compliance with Laws – It shall comply with all applicable laws, regulations, and industry standards related to the execution, delivery, and performance of this Agreement, including export control laws, intellectual property regulations, and national security requirements.

4. No Conflicts – Entering into this Agreement does not conflict with any other contractual or legal obligations.

5. Due Authorization – This Agreement has been duly executed and constitutes a legally binding obligation enforceable in accordance with its terms.

7.2 Licensor’s Warranty Regarding Ownership

Lakes Environmental USA Inc (Licensor) represents and warrants that:

1. Ownership & Rights – It holds the necessary rights, including licenses, trade secrets, or patents (if applicable), to grant the exclusive license for Post-Quantum Cryptography (PQC), Quantum Random Number Generators (QRNG), Quantum Information Processing, Quantum Computing, Quantum Sensing, Quantum AI, Quantum Networks.

2. No Infringement – To the best of its knowledge, the Licensed Technology does not infringe upon the intellectual property rights of any third party.

3. No Encumbrances – The Licensed Technology is not subject to any liens, claims, or legal restrictions that would impair the rights granted to EigenQ Inc. (Licensee).

4. No Pending Litigation – There are no ongoing or threatened legal proceedings that would materially affect the Licensed Technology or Licensor’s ability to grant the license.

If at any point the Licensed Technology is found to infringe on third-party intellectual property, Licensor shall promptly notify Licensee and either:

1. Secure the necessary rights for continued use, or

2. Modify the Licensed Technology to eliminate the infringement, ensuring that functionality remains substantially the same.

7.3 Indemnification Provisions

7.3.1 Indemnification by Licensor

Lakes Environmental USA Inc agrees to indemnify, defend, and hold harmless EigenQ Inc. from and against any claims, liabilities, damages, losses, and expenses (including legal fees) arising from:

1. IP Infringement – Any claim that the Licensed Technology infringes upon a third party’s intellectual property rights.

2. Breach of Warranties – Any failure to meet the warranties set forth in Section 7.2.

3. Legal Violations – Any violation of applicable laws or regulations by Licensor.

7.3.2 Indemnification by Licensee

EigenQ Inc. shall indemnify, defend, and hold harmless Lakes Environmental USA Inc against any claims, liabilities, damages, losses, and expenses arising from:

1. Misuse of Licensed Technology – Unauthorized use, sublicensing, or commercialization of the Licensed Technology outside the agreed-upon scope.

2. Product Liability – Claims related to products, services, or solutions developed using the Licensed Technology.

3. Violation of Export Controls – Any breaches of applicable export control laws due to Licensee’s commercialization activities.

7.3.3 Indemnification Procedures

1. The indemnified party must promptly notify the indemnifying party of any claim.

2. The indemnifying party shall have the right to control the defense and settlement of any claim, provided it does not admit liability or impose obligations on the indemnified party.

3. The indemnified party shall provide reasonable assistance in the defense, at the indemnifying party’s expense.

8 Liability & Limitation of Damages

8.1 Cap on Liability

Except for indemnification obligations under Section 7, breach of confidentiality obligations under Section 6, or willful misconduct, the total liability of either party under this Agreement shall not exceed:

The total value of the License Fee paid or payable under this Agreement ($420M in equity warrants).

If the liability arises from a single claim or series of related claims, the liability shall be capped at the total warrant payment due in the three-year period in which the claim arises.

8.2 Exclusions for Indirect & Consequential Damages

Neither party shall be liable for any indirect, incidental, special, punitive, or consequential damages, including but not limited to:

1. Loss of profits, revenue, or business opportunities

2. Loss of data or technology

3. Damage to reputation or goodwill

4. Loss of anticipated savings

This exclusion applies regardless of the legal theory, whether contract, tort (including negligence), or otherwise, even if the party was advised of the possibility of such damages.

8.3 Exceptions to Limitation of Liability

The liability cap does not apply in the event of:

1. Breach of Confidentiality (Section 6) – Unauthorized disclosure of confidential information.

2. Intellectual Property Infringement Claims (Section 7.3.1) – If the Licensed Technology is found to infringe third-party IP rights, the Licensor remains responsible for indemnification.

3. Willful Misconduct or Fraud – Any intentional act of bad faith, fraud, or gross negligence.

9 Dispute Resolution & Governing Law

9.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA, without regard to its conflict of law principles.

9.2 Binding Arbitration Clause

Any dispute, claim, or controversy arising out of or relating to this Agreement, including its formation, interpretation, performance, breach, termination, validity, or enforceability, shall be exclusively resolved by binding arbitration under the following terms:

1. Arbitration Rules & Forum

a. The arbitration shall be conducted in accordance with the American Arbitration Association (AAA) Commercial Arbitration Rules.

b. The arbitration shall be held in Wilmington, Delaware, USA.

c. The arbitration shall be conducted in the English language.

2. Selection of Arbitrators

a. The arbitration panel shall consist of one (1) arbitrator mutually agreed upon by the parties.

b. If the parties cannot agree, the arbitrator shall be appointed by the AAA under its rules.

3. Interim Relief & Injunctive Remedies

a. Either party may seek emergency relief from a court of competent jurisdiction for any actual or threatened breach of confidentiality, intellectual property rights, or equitable relief pending arbitration.

b. This arbitration agreement does not preclude either party from seeking temporary restraining orders (TROs) or preliminary injunctions.

4. Final & Binding Award

a. The arbitrator’s award shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction.

b. The prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in connection with the arbitration.

5. Waiver of Jury Trial & Class Actions

Each party waives its right to a jury trial and agrees that disputes shall be resolved solely on an individual basis, not as part of a class action, collective action, or multi-party proceeding.

9.3 Exceptions to Arbitration

The arbitration requirement shall not apply to:

1. IP disputes involving injunctive relief (e.g., misuse of Licensed Technology).

2. Enforcement of confidentiality obligations under Section 6.

3. Collection of unpaid consideration (warrants or equity payments).

10 Miscellaneous Provisions

10.1 Assignment & Transfer of Rights

1. Neither party may assign or transfer this Agreement, or any of its rights and obligations hereunder, without the prior written consent of the other party.

2. Notwithstanding the above, EigenQ Inc. may assign its rights under this Agreement to a successor entity in the event of a merger, acquisition, or sale of substantially all assets, provided that the assignee agrees to assume all obligations under this Agreement.

10.2 Force Majeure

1. Neither party shall be liable for any failure or delay in performance under this Agreement due to causes beyond its reasonable control, including but not limited to:

a. Acts of God, natural disasters, pandemics

b. Government regulations or restrictions

c. Cybersecurity incidents or infrastructure failures

d. Acts of war, terrorism, labor strikes

2. The affected party shall notify the other party as soon as practicable and make reasonable efforts to resume performance.

10.3 Entire Agreement & Amendments

1. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, representations, or understandings, whether written or oral.

2. Any amendments or modifications must be in writing and signed by both parties.

10.4 Severability

1. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect.

2. The parties agree to negotiate in good faith to replace the invalid provision with one that closely reflects the original intent.

11 Signature Block

IN WITNESS WHEREOF, the parties hereto have executed this Exclusive Licensing Agreement as of the Effective Date.

FOR: Lakes Environmental USA Inc (Licensor)

By:	/s/ Cristiane Thé
Name:	Cristiane Thé
Title:	Treasurer
Email:	cris.the@weblakes.com

Legal Address: 539 W Commerce Street, Suite 5490, Dallas, TX 75208

FOR: EigenQ Inc. (Licensee)

By:	/s/ Dr. Jesse Van Griensven Thé
Name:	Dr. Jesse Van Griensven Thé
Title:	CEO
Email:	jesse@EigenQ.com CC: legal@EigenQ.com

Legal Address: 9175 Guilford Rd, Ste 300, Columbia, MD 21046, USA

EXHIBIT A

Below

[***]

Omitted schedule: initial licensed technologies, including individual technology identifiers, descriptions, intellectual-property classifications and related technical fields.